TEMPUR SEALY REPORTS RECORD SECOND QUARTER RESULTS
-Net Sales Increased 76% Compared to the Second Quarter of 2020
-EPS Increased 527% to $0.69, Adjusted EPS Increased 295% to $0.79
-Raises 2021 EPS Guidance Range and Increases Quarterly Dividend by 29%

LEXINGTON, KY, July 29, 2021 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the second quarter ended June 30, 2021. The Company issued updated financial guidance for the full year 2021 that reflects the improved business trends and the acquisition of Dreams, which is scheduled to close in early August.

SECOND QUARTER 2021 FINANCIAL SUMMARY

•Total net sales increased 75.8% to $1,169.1 million as compared to $665.2 million in the second quarter of 2020. On a constant currency basis(1), total net sales increased 72.6%, with an increase of 73.8% in the North America business segment and an increase of 64.5% in the International business segment.
•Gross margin was 44.3% as compared to 40.0% in the second quarter of 2020. Adjusted gross margin(1) was 40.6% in the second quarter of 2020. There were no adjustments to gross margin in the second quarter of 2021.
•Operating income increased 318.2% to $223.3 million as compared to $53.4 million in the second quarter of 2020. Adjusted operating income(1) increased 191.7% to $227.2 million as compared to $77.9 million in the second quarter of 2020.
•Net income increased 512.2% to $140.8 million as compared to $23.0 million in the second quarter of 2020. Adjusted net income(1) increased 294.9% to $161.5 million as compared to $40.9 million in the second quarter of 2020.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 212.3% to $266.1 million as compared to $85.2 million in the second quarter of 2020. Adjusted EBITDA per credit facility(1) increased 146.6% to $270.3 million as compared to $109.6 million in the second quarter of 2020.
•Earnings per diluted share ("EPS") increased 527.3% to $0.69 as compared to $0.11 in the second quarter of 2020. Adjusted EPS(1) increased 295.0% to $0.79 as compared to $0.20 in the second quarter of 2020.
•Net cash provided by operating activities increased to a record $226.7 million as compared to $155.4 million in the second quarter of 2020.
KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)
	June 30, 2021	June 30, 2020
Net sales	$1,169.1	$665.2	75.8%	72.6%
Net income	$140.8	$23.0	512.2%	486.5%
EBITDA(1)	$266.1	$85.2	212.3%	202.8%
Adjusted EBITDA per credit facility (1)	$270.3	$109.6	146.6%	139.2%
EPS	$0.69	$0.11	527.3%	500.0%
Adjusted EPS (1)	$0.79	$0.20	295.0%	280.0%
Company Chairman and CEO Scott Thompson commented, "Our strong performance in the quarter was broad-based across geographies and channels. Our investments and strategies to strengthen the long-term growth potential of Tempur Sealy continue to enhance our competitive position. This quarter we were pleased to report global sales growth of 62% compared to 2019, a base year unaffected by COVID. We were especially pleased with our double-digit global web sales growth this quarter verses second quarter 2020 which grew over 125% versus the prior year when traditional retail stores were impacted by COVID. The strength of our brands and products combined with the acquisition of Dreams resulted in increasing our full year guidance for 2021. At the midpoint of our updated 2021 adjusted EPS(1) range, we expect to deliver full year growth of over 200% compared to 2019, again a base year unaffected by COVID.
"While the strong industry and healthy consumer have been tailwinds for us recently, our sales and earnings growth has been significantly outpacing the overall market. Our performance is linked to our company initiatives, with new distribution driving approximately 50% of our expected 2-year sales growth. Another approximately 35% of our expected growth is from strategic mergers and acquisitions as well as sales from previously untapped markets, including the direct to consumer and OEM markets. This leaves only 15% of our 2-year growth coming from the underlying strength of the market. This broader foundation, combined with significant cash flow, gives us confidence in our ability to deliver double-digit earnings growth in 2022 and beyond."
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 75.2% to $1,013.8 million as compared to $578.6 million in the second quarter of 2020. On a constant currency basis(1), North America net sales increased 73.8% as compared to the second quarter of 2020. Gross margin was 42.0% as compared to 37.7% in the second quarter of 2020. Adjusted gross margin(1) was 38.4% in the second quarter of 2020. There were no adjustments to gross margin in the second quarter of 2021. Operating margin was 21.4% as compared to 11.7% in the second quarter of 2020. Adjusted operating margin(1) was 15.0% in the second quarter of 2020. There were no adjustments to operating margin in the second quarter of 2021.

North America net sales through the wholesale channel increased $388.0 million, or 77.2%, to $890.8 million, as compared to the second quarter of 2020. North America net sales through the direct channel increased $47.2 million, or 62.3%, to $123.0 million, as compared to the second quarter of 2020. The increase in net sales across all channels was driven by higher sales volume compared to the prior year period, which was impacted by COVID-19.

North America gross margin improved 360 basis points as compared to adjusted gross margin(1) in the second quarter of 2020. The improvement was driven by leverage from higher sales volume compared to the prior year period, which was impacted by COVID-19. North America operating margin improved 640 basis points as compared to adjusted operating margin(1) in the second quarter of 2020. The improvement was primarily driven by gross margin and operating expense leverage.

International net sales increased 79.3% to $155.3 million as compared to $86.6 million in the second quarter of 2020. On a constant currency basis(1), International net sales increased 64.5% as compared to the second quarter of 2020. Gross margin was 59.8% as compared to 54.8% in the second quarter of 2020. Adjusted gross margin(1) was 55.4% in the second quarter of 2020. There were no adjustments to gross margin in the second quarter of 2021. Operating margin was 27.9% as compared to 13.0% in the second quarter of 2020. Adjusted operating margin(1) was 19.5% in the second quarter of 2020. There were no adjustments to operating margin in the second quarter of 2021.

International net sales through the wholesale channel increased $53.7 million, or 88.2%, to $114.6 million as compared to the second quarter of 2020. International net sales through the direct channel increased $15.0 million, or 58.4%, to $40.7 million as compared to the second quarter of 2020.

International gross margin improved 440 basis points as compared to adjusted gross margin(1) in the second quarter of 2020. The improvement was driven by leverage from higher sales volume compared to the prior year period, which was impacted by COVID-19. International operating margin improved 840 basis points as compared to adjusted operating margin(1) in the second quarter of 2020. The improvement was primarily driven by operating expense leverage and the improvement in gross margin. The previously announced Dreams acquisition is expected to generate annual sales of approximately $450 million in the first year post-acquisition.

Company Chairman and CEO Scott Thompson commented, "We look forward to officially welcoming the Dreams organization to the Tempur Sealy family. With the closing of the Dreams acquisition, we estimate our annualized worldwide direct-to-consumer business will reach nearly $1 billion in sales and will represent approximately 25% of consolidated sales on a trailing twelve month basis.

Corporate operating expense increased to $37.5 million as compared to $25.6 million in the second quarter of 2020. The increase in operating expense was primarily driven by the low level of variable compensation expense in the prior year when the full-year outlook included worldwide shutdowns and significant retailer door closures due to COVID-19.
Consolidated net income increased 512.2% to $140.8 million as compared to $23.0 million in the second quarter of 2020. Adjusted net income(1) increased 294.9% to $161.5 million as compared to $40.9 million in the second quarter of 2020. EPS increased 527.3% to $0.69 as compared to $0.11 in the second quarter of 2020. Adjusted EPS(1) increased 295.0% to $0.79 as compared to $0.20 in the second quarter of 2020.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

The Company ended the second quarter of 2021 with total debt and consolidated indebtedness less netted cash(1) of $1.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA per credit facility(1) was 1.44 times for the trailing twelve months ended June 30, 2021, a significant reduction from prior year. The Company expects leverage will be approximately 1.80 times after the closing of the acquisition of Dreams in early August. Additionally, in the second quarter of 2021, the Company incurred $18.0 million of loss on extinguishment of debt associated with the early redemption of the 2026 Senior Notes as the Company refinanced its long-term debt at a lower interest cost. The Company expects an annual interest savings of $15 million from the actions it has taken to optimize its debt structure since the start of 2021.

During the second quarter of 2021, the Company repurchased 1.6 million shares of its common stock for a total cost of $62.4 million. Over the last twelve months, the Company has repurchased 15.6 million shares of its common stock for a total cost of $507.8 million. As of June 30, 2021, the Company had approximately $376.8 million available under its existing share repurchase authorization.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of 9 cents per share payable on August 26, 2021, to shareholders of record at the close of business on August 12, 2021. This represents a 29% increase over the Company's previous quarterly dividend of 7 cents per share.

Company Chairman and CEO Scott Thompson commented, "I am pleased to report that our Board of Directors have declared a nearly 30% increase to our quarterly dividend while still maintaining a conservative payout ratio. The significant increase to our quarterly dividend demonstrates the confidence we have in our outlook, which includes the impact of the acquisition of Dreams as well as our expanded direct to consumer and OEM businesses, all of which have diversified our sales and significantly improved our operating cash flow. With this backdrop, the Board of Directors decided to significantly increase the quarterly dividend, aligning closer to the Company's previously announced annual dividend payout target of 15% of net income. We expect to evaluate future increases each year on an annual basis."

Financial Guidance

The Company updated its financial guidance for 2021 to reflect the improved business trends and the acquisition of Dreams, which is expected to close in early August. For the full year, the Company currently expects net sales growth to exceed 35% over prior year, with adjusted EPS(1) between $3.10 and $3.25. The midpoint of this guidance implies an increase of 64% from the Company's prior year adjusted EPS(1) of $1.94 and a 2021 adjusted EBITDA(1) of approximately $1.1 billion.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 29, 2021, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information
For additional information regarding EBITDA, adjusted EBITDA per credit facility, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends,"
"believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding the Dreams acquisition, quarterly cash dividend, the Company's share repurchase targets, the Company's expectations regarding net sales for 2021, EBITDA for 2021, and EPS for 2021 and subsequent periods and the Company's expectations for increasing sales growth, product launches, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risk factors include the risk factors discussed under the heading "Risk Factors" in Part I, ITEM 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® featuring Posturepedic® Technology and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complimentary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered where ever and how ever customers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2021	2020		2021	2020
Net sales	$1,169.1	$665.2	75.8%	$2,212.9	$1,487.6	48.8%
Cost of sales	650.9	399.3		1,235.8	864.6
Gross profit	518.2	265.9	94.9%	977.1	623.0	56.8%
Selling and marketing expenses	216.8	135.1		414.5	306.1
General, administrative and other expenses	85.1	82.4		164.6	163.0
Equity income in earnings of unconsolidated affiliates	(7.0)	(5.0)		(13.7)	(4.8)
Operating income	223.3	53.4	318.2%	411.7	158.7	159.4%

Other expense, net:
Interest expense, net	20.0	20.6		32.3	40.9
Loss on extinguishment of debt	18.0	—		23.0	—
Other (income) expense, net	(0.1)	0.3		(0.4)	0.8
Total other expense, net	37.9	20.9		54.9	41.7

Income from continuing operations before income taxes	185.4	32.5	470.5%	356.8	117.0	205.0%
Income tax provision	(44.7)	(9.4)		(85.2)	(32.9)
Income from continuing operations	140.7	23.1	509.1%	271.6	84.1	222.9%
(Loss) income from discontinued operations, net of tax	(0.3)	0.1		(0.5)	(1.1)
Net income before non-controlling interests	140.4	23.2	505.2%	271.1	83.0	226.6%
Less: Net (loss) income attributable to non-controlling interests	(0.4)	0.2		(0.2)	0.3
Net income attributable to Tempur Sealy International, Inc.	$140.8	$23.0	512.2%	$271.3	$82.7	228.1%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.72	$0.11		$1.36	$0.39
Loss per share for discontinued operations	—	—		—	—
Earnings per share	$0.72	$0.11	554.5%	$1.36	$0.39	248.7%

Diluted
Earnings per share for continuing operations	$0.69	$0.11		$1.32	$0.40
Loss per share for discontinued operations	—	—		—	(0.01)
Earnings per share	$0.69	$0.11	527.3%	$1.32	$0.39	238.5%

Weighted average common shares outstanding:
Basic	197.0	206.4		200.4	210.0
Diluted	204.1	208.0		204.9	212.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$58.1	$65.0
Accounts receivable, net	462.5	383.7
Inventories	324.2	312.1
Prepaid expenses and other current assets	80.9	207.6
Total Current Assets	925.7	968.4
Property, plant and equipment, net	518.2	507.9
Goodwill	767.0	766.3
Other intangible assets, net	623.7	630.1
Operating lease right-of-use assets	325.4	304.3
Deferred income taxes	14.9	13.5
Other non-current assets	102.7	118.1
Total Assets	$3,277.6	$3,308.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$346.7	$324.1
Accrued expenses and other current liabilities	451.9	585.1
Current portion of long-term debt	36.4	43.9
Income taxes payable	23.3	21.7
Total Current Liabilities	858.3	974.8
Long-term debt, net	1,473.2	1,323.0
Long-term operating lease obligations	295.1	275.1
Deferred income taxes	100.4	90.4
Other non-current liabilities	140.5	131.8
Total Liabilities	2,867.5	2,795.1

Redeemable non-controlling interest	8.5	8.9

Total Stockholders' Equity	401.6	504.6
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$3,277.6	$3,308.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$271.1	$83.0
Loss from discontinued operations, net of tax	0.5	1.1
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	53.5	47.5
Amortization of stock-based compensation	30.2	14.8
Amortization of deferred financing costs	1.2	1.7
Bad debt expense	2.9	26.5
Deferred income taxes	8.0	(6.6)
Dividends received from unconsolidated affiliates	5.3	1.5
Equity income in earnings of unconsolidated affiliates	(13.7)	(4.8)
Loss on extinguishment of debt	3.0	—
Foreign currency adjustments and other	0.6	1.0
Changes in operating assets and liabilities, net of effect of business acquisitions	(49.6)	4.7
Net cash provided by operating activities from continuing operations	313.0	170.4

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(52.6)	(49.4)
Acquisitions, net of cash acquired	(5.6)	(37.9)
Other	0.3	0.1
Net cash used in investing activities from continuing operations	(57.9)	(87.2)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,936.1	1,073.9
Repayments of borrowings under long-term debt obligations	(1,782.3)	(866.9)
Proceeds from exercise of stock options	8.5	1.5
Treasury stock repurchased	(374.4)	(199.5)
Dividends paid	(28.1)	—
Payments of deferred financing costs	(14.2)	(1.6)
Repayments of finance lease obligations and other	(6.1)	(6.0)
Net cash (used in) provided by financing activities from continuing operations	(260.5)	1.4

Net cash (used in) provided by continuing operations	(5.4)	84.6

Net operating cash flows used in discontinued operations	(0.7)	(1.0)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(0.8)	(1.7)
(Decrease) increase in cash and cash equivalents	(6.9)	81.9
CASH AND CASH EQUIVALENTS, beginning of period	65.0	64.9
CASH AND CASH EQUIVALENTS, end of period	$58.1	$146.8

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2021	2020	2021	2020	2021	2020
Wholesale (a)	$1,005.4	$563.7	$890.8	$502.8	$114.6	$60.9
Direct (b)	163.7	101.5	123.0	75.8	40.7	25.7
	$1,169.1	$665.2	$1,013.8	$578.6	$155.3	$86.6

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA per credit facility, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense), operating margin or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended June 30, 2021 and 2020:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2021	June 30, 2020
Net income	$140.8	$23.0
Loss (income) from discontinued operations, net of tax (1)	0.3	(0.1)
Loss on extinguishment of debt (2)	18.0	—
Overlapping interest expense (3)	5.2	—
Acquisition-related costs (4)	3.9	—
COVID-19 charges (5)	—	7.9
Asset impairments (6)	—	7.0
Incremental operating costs (7)	—	4.9
Restructuring costs (8)	—	3.4
Accounting standard adoption (9)	—	1.3
Tax adjustments (10)	(6.7)	(6.5)
Adjusted net income	$161.5	$40.9

Adjusted earnings per common share, diluted	$0.79	$0.20

Diluted shares outstanding	204.1	208.0

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) to the calculation of adjusted operating (income) expense for the three months ended June 30, 2021. The Company had no adjustments to gross profit for the three months ended June 30, 2021.

	2Q 2021
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,169.1		$1,013.8		$155.3		$—

Gross profit	$518.2	44.3%	$425.4	42.0%	$92.8	59.8%	$—

Operating income (expense)	$223.3	19.1%	$217.4	21.4%	$43.4	27.9%	$(37.5)
Adjustments:
Acquisition-related costs (4)	3.9		—		—		3.9
Adjusted operating income (expense)	$227.2	19.4%	$217.4	21.4%	$43.4	27.9%	$(33.6)

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended June 30, 2020.

	2Q 2020
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$665.2		$578.6		$86.6		$—

Gross profit	$265.9	40.0%	$218.4	37.7%	$47.5	54.8%	$—
Adjustments:
Incremental operating costs (7)	4.5		4.0		0.5		—
Adjusted gross profit	$270.4	40.6%	$222.4	38.4%	$48.0	55.4%	$—

Operating income (expense)	$53.4	8.0%	$67.7	11.7%	$11.3	13.0%	$(25.6)
Adjustments:
COVID-19 charges (5)	7.9		6.3		1.6		—
Asset impairments (6)	7.0		7.0		—		—
Incremental operating costs (7)	4.9		4.3		0.6		—
Restructuring costs (8)	3.4		—		3.4		—
Accounting standard adoption (9)	1.3		1.3		—		—
Total adjustments	24.5		18.9		5.6		—

Adjusted operating income (expense)	$77.9	11.7%	$86.6	15.0%	$16.9	19.5%	$(25.6)

EBITDA, Adjusted EBITDA per Credit Facility and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA per credit facility
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA (“adjusted EBITDA per credit facility”). Accordingly, the Company presents adjusted EBITDA per credit facility to provide information regarding the Company’s compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the three months ended June 30, 2021 and 2020:

	Three Months Ended
(in millions)	June 30, 2021	June 30, 2020
Net income	$140.8	$23.0
Interest expense, net	14.8	20.6
Overlapping interest expense (3)	5.2	—
Loss on extinguishment of debt (2)	18.0	—
Income taxes	44.7	9.4
Depreciation and amortization	42.6	32.2
EBITDA	$266.1	$85.2
Adjustments:
Loss (income) from discontinued operations, net of tax (1)	0.3	(0.1)
Acquisition-related costs (4)	3.9	—
COVID-19 charges (5)	—	7.9
Asset impairments (6)	—	7.0
Incremental operating costs (7)	—	4.9
Restructuring costs (8)	—	3.4
Accounting standard adoption (9)	—	1.3
Adjusted EBITDA per credit facility	$270.3	$109.6

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA per credit facility for the trailing twelve months ended June 30, 2021:

Trailing Twelve Months Ended
(in millions)	June 30, 2021
Net income	$537.4
Interest expense, net	63.2
Overlapping interest expense (3)	5.2
Loss on extinguishment of debt (2)	28.1
Income tax provision	154.9
Depreciation and amortization	176.1
Aspirational plan amortization (11)	49.4
EBITDA	$1,014.3
Adjustments:
Income from discontinued operations, net of tax (1)	(0.6)
Acquisition-related costs (4)	3.9
Aspirational plan employer costs (12)	2.3
Accounting standard adoption (9)	0.8
Facility expansion costs (13)	0.6
Restructuring costs (8)	0.4
Other income (14)	(2.3)
Adjusted EBITDA per credit facility	$1,019.4

Consolidated indebtedness less netted cash	$1,466.6

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	1.44 times

Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended June 30, 2021, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 1.44 times for the trailing twelve months ended June 30, 2021. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of June 30, 2021. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2021
Total debt, net	$1,509.6
Plus: Deferred financing costs (15)	14.0
Consolidated indebtedness	1,523.6
Less: Netted cash (16)	57.0
Consolidated indebtedness less netted cash	$1,466.6

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the second quarter of 2021, the Company recognized $18.0 million of loss on extinguishment of debt associated with the redemption of the 2026 Senior Notes. In the trailing twelve months ended June 30, 2021, the Company recognized an additional $10.1 million of loss on extinguishment of debt associated with the redemption of the 2023 Senior Notes and early repayment of the 364-day term loan.

(3)
In the second quarter of 2021, the Company incurred $5.2 million of overlapping interest expense during the period between the issuance of the 2029 Senior Notes and the redemption of the 2026 Senior Notes.

(4)	In the second quarter of 2021, the Company recorded $3.9 million of acquisition-related costs, primarily related to legal and professional fees associated with the acquisition of Dreams.
(5)	In the second quarter of 2020, the Company recorded $7.9 million of COVID-19 charges associated with temporarily closed company-owned retail stores and sales force retention costs.
(6)	In the second quarter of 2020, the Company recorded $7.0 million of asset impairment charges related to the write-off of certain sales and marketing assets.
(7)
In the second quarter of 2020, the Company recorded $4.9 million of incremental operating costs associated with the global pandemic. Cost of sales included $4.5 million of costs for relief efforts, increased sanitation supplies and services and other items. Operating expenses included $0.4 million of charges related to increased sanitation supplies and services.

(8)
In the second quarter of 2020, the Company incurred $3.4 million of restructuring costs associated with International headcount reductions driven by the macro-economic environment. In the trailing twelve months ended June 30, 2021, the Company recorded $0.4 million of similar costs.

(9)
In the second quarter of 2020, the Company recorded $1.3 million of charges related to the adoption of ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326)". In the second half of 2020, the Company recorded $0.8 million related to the adoption. As permitted by the 2019 Credit Agreement, the Company elected to eliminate the effect of this accounting change within its covenant compliance calculation.

(10)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(11)	In 2020, the Company recognized $49.4 million of performance-based stock compensation amortization related to the Company's long-term aspirational awards.
(12)	In 2020, the Company recognized $2.3 million of employer-related tax costs related to the aspirational plan compensation.
(13)	In 2020, the Company recorded $0.6 million of costs related to the opening of a Sealy manufacturing facility.
(14)	In 2020, the Company recorded $2.3 million of other income related to the sale of a manufacturing facility.
(15)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(16)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.